                                                                    EXHIBIT 99.1



                                     FOR:          CAMERON ASHLEY BUILDING
                                                   PRODUCTS, INC.

                                     APPROVED BY:  Garold E. Swan
                                                   Chief Financial Officer
                                                   (214) 860-5100
Final Draft - Approved for Release
                                     CONTACT:      Morgen-Walke Associates
                                                   Gordon McCoun/Jennifer Angell
                                                   Media contact: Stacey Reed
                                                   (212) 850-5600


                    CAMERON ASHLEY ANNOUNCES PENDING SALE TO
               CGW SOUTHEAST PARTNERS AND CITICORP VENTURE CAPITAL
                - PURCHASE CONSIDERATION TO BE $15.10 PER SHARE -

         DALLAS, Texas, January 18, 2000-- Cameron Ashley Building Products, Inc. (NYSE:CAB) announced today that it has entered into a definitive agreement whereby an investment group consisting of CGW Southeast Partners IV, L.P. and an affiliate of Citicorp Venture Capital, Ltd., a subsidiary of Citigroup Inc. (NYSE:C), along with senior management of the Company will acquire all the outstanding shares of Cameron Ashley's common stock at a price of $15.10 per share in cash. The total consideration of the proposed transaction is approximately $320 million including the assumption of debt. Financing commitments, subject to customary conditions, are in place with both senior and subordinated debt sources, and the transaction is expected to close in the second calendar quarter of 2000. The Company entered into the agreement following the unanimous recommendation by the Special Committee, comprised of independent directors of the Company. Credit Suisse First Boston advised the Special Committee in this transaction. CGW Southeast Partners I, L.P., an affiliate, currently owns approximately 11% of Cameron Ashley's outstanding shares.

         Ronald R. Ross, Chairman and Chief Executive Officer, commented: "We believe in the merits of the transaction and feel it is in the best interest of our shareholders. With this transaction, Cameron Ashley shareholders are being offered a premium of approximately 35% over last Friday's closing price, which also represents a 12-month high in the stock. However, when compared with calendar fourth quarter 1999 average trading prices, the premium is in excess of 70%. We believe a sale at this time captures a better return for our shareholders than the alternative of remaining a public company."

         The closing of the merger is subject to regulatory and shareholder approval and customary conditions to closing. The agreement includes a $5 million breakup fee. Cameron Ashley announced it will file for review by the Securities and Exchange Commission a proxy statement to be mailed to shareholders in connection with a shareholder meeting that will be called to consider the merger.


                                    - MORE -

CAMERON ASHLEY ANNOUNCES PENDING SALE TO
CGW SOUTHEAST PARTNERS AND CITICORP VENTURE CAPITAL                 PAGE 2


         Cameron Ashley Building Products, Inc. is a distributor of a broad line of building products that are used principally in home improvement, remodeling and repair work and in new residential construction. The Company distributes its products to independent building material dealers, professional builders, large contractors and mass merchandisers through a network of more than 160 branches located throughout the United States and Canada. Product lines include roofing, millwork, pool and patio enclosure materials, insulation, siding, steel products, industrial metals and a variety of other building materials.

         CGW Southeast Partners IV, L.P. is a private equity fund which supports management teams in middle-market acquisitions and recapitalizations, and is managed by Atlanta, GA based Cravey, Green & Wahlen, Inc.

         Certain statements in this release are "forward-looking statements" that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be indicated by phrases such as "believes", "anticipates", "expects", "intends", "foresees", "projects", "predicts", "forecasts" or similar words and are subject to known and unknown risks and uncertainties which may cause actual results in the future to differ materially from forecasted results. Among the key factors that could cause results to differ materially are: (i) the inability of the parties to the definitive merger agreement to complete the proposed buy-out; (ii) actions by competitors, suppliers, customers, shareholders, regulators and others following the announcement of the proposed buy-out; (iii) stock market and financing market conditions; (iv) business and economic conditions in North America and in the regional markets in which the Company operate; (v) adverse homebuilding conditions including those related to weather and interest rates; (vi) reliable and cost-effective supply of products from manufacturers; and (vii) technology risks in implementing new and/or converting existing information systems and other risks more fully described in the Company's filings with the Securities and Exchange Commission. The Company does not undertake any obligations to update the information contained herein, which speaks only as of this date.

Note: More information on Cameron Ashley Building Products can be found on the Wide World Web at http://www.cabp.com.


                                      # # #